Exhibit 14.1

COMPANY POLICY

Number:	1-96-206
Effective Date:	6/28/89
Revision:	09/30/03
Approved:	Board of Directors

CODE OF BUSINESS CONDUCT AND ETHICS

I.	PURPOSE.

The purpose of this Code of Business Conduct and Ethics is to promote honest and ethical conduct, focus the Board of Directors and management of Appleton Papers Inc. (the “Company”) on areas of ethical risk, provide guidance to directors, officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to preserve the culture of honesty and accountability at the Company.

II.	SCOPE AND ADMINISTRATION.

This Code applies to all directors, officers and employees of the Company and its domestic and foreign subsidiaries (each a “Covered Person”). This Code will be administered and interpreted by the Company’s Law Department. The Law Department is authorized to formulate and implement rules, procedures and educational programs designed to promote the effectiveness of this Code and respond to questions concerning this Code and its application to specific situations. The Company’s Law Department will report as necessary to the Audit Committee of the Board of Directors regarding compliance by Covered Persons with this Code no less frequently than annually. If questions exist with respect to this Code, they should be referred to the Company’s Law Department at the earliest possible time ((920)991-8201).

III.	CONFLICTS OF INTEREST.

Except with the prior knowledge and consent of the Company, no Covered Person will have a “conflict of interest” with the Company. A conflict of interest occurs when a Covered Person’s private interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole. The following list will serve as a guide to the types of transactions and relationships that might cause a conflict of interest and that should be considered as covered by this Code:

A. Actions taken by a Covered Person or interests that a Covered Person has that may make it difficult to perform his or her work for the Company objectively and effectively.

B. Ownership by a Covered Person or any member of his or her family of a substantial financial interest in any outside concern that either does a material amount of business, from the standpoint of either party, with the Company or any subsidiary or affiliate, whether as a supplier, dealer, or customer, or is a competitor of the Company or any subsidiary or affiliate.

C. Substantial management control by a Covered Person or any member of his or her family of any outside concern that either does a material amount of business, from the standpoint of either party, with the Company or any subsidiary or affiliate, whether as a supplier, dealer, or customer, or is a competitor of the Company or any subsidiary or affiliate.

D. Performance by a Covered Person of services to any outside concern or individual that either does a material amount of business, from the standpoint of either party, with the Company or any subsidiary or affiliate, whether as a supplier, dealer or customer, or is a competitor of the Company or any subsidiary or affiliate.

E. Representation of the Company by a Covered Person in any transaction in which the Covered Person or any member of his or her family has a substantial interest.

F. Acceptance by a Covered Person or any member of his or her family of improper personal benefits as a result of the Covered Person’s position in the Company, such as gifts of more than token value, loans to, or guarantees of obligations of, the Covered Person or any member of his or her family (other than from established banking or financial institutions), excessive entertainment, or other substantial favors from any outside concern or individual which does or is seeking to do business with, or is a competitor of, the Company or any subsidiary or affiliate.

G. Disclosure or use of confidential information for the personal profit or advantage of the Covered Person or anyone else.

The foregoing list is only a guide to assist Covered Persons in identifying potential conflicts of interest. The existence of a conflict of interest can be determined only upon review of the particular circumstances in the context of the Covered Person’s activities within the Company. Therefore, Covered Persons are required to report promptly to the Company’s Law Department (or to the Chairman of the Audit Committee to the extent a matter seems to involve the Law Department) any material transaction or relationship of which they have knowledge that reasonably could be expected to give rise to such a conflict of interest.

For purposes of this Code, the term “family” will be deemed to include a Covered Person’s spouse, parents, grandparents, children, grandchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law.

IV.	CORPORATE OPPORTUNITIES.

Covered Persons are expected to perform their duties in a manner that advances the Company’s legitimate interests. Covered Persons are prohibited from:

A. Taking for themselves personally opportunities that are discovered through the use of the Company’s property or information or through their position with the Company;

B. Using the Company’s property or information or their position with the Company for their own personal gain; and

C. Competing with the Company.

V.	CONFIDENTIALITY.

Trade secrets and other proprietary information of the Company and its customers and suppliers, employee data, information about the Company’s customers and suppliers, and all other non-public information that might be of use to the Company’s competitors or harmful to the Company or its customers, if disclosed, is confidential information. Confidential information should be protected by all Covered Persons and, except to the extent legally required or specifically authorized by an appropriate representative of the Company, should not be disclosed to persons inside or outside the Company who do not have a legitimate, work-related need to know such information. The loss of this information through inadvertent or improper disclosure could be harmful to the Company and its customers and suppliers.

VI.	PROTECTION AND PROPER USE OF COMPANY ASSETS.

All Covered Persons are expected to protect and help to ensure the efficient use of the Company’s assets, including trade secrets, proprietary information, equipment and other property created, obtained or compiled by or on behalf of, or during the Covered Person’s employment with, the Company. All Company assets should be used for a legitimate business purpose. The misuse or removal from Company facilities of Company assets is prohibited, unless specifically authorized by an appropriate representative of the Company. Theft, carelessness and waste of Company assets have a direct impact on the Company’s financial condition and results of operations.

VII.	COMMUNITY RELATIONS.

All units of the Company are expected to conduct themselves as responsible and useful corporate citizens of their local and wider communities, supporting selected civic, charitable, educational, and other activities as appropriate.

VIII.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

A. General. The activities of the Company must always be in full compliance with all laws, rules and regulations of the jurisdictions in which the Company conducts its business. The Company expects all Covered Persons to follow the spirit as well as the letter of the law.

B. Competitive Conduct And Commercial Practices. The Company will compete fairly in the marketplace and, accordingly, no Covered Person will engage in unfair or illegal trade practices. Covered Persons are expected to deal fairly with the Company’s customers, suppliers, competitors and employees, and to win or award business based on excellence of service and competitive pricing, not through unethical or questionable business practices. No Covered Person will take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. In advertising and selling its products, Covered Persons shall avoid untruths and any forms of deception or unfair advantage.

C. Foreign Trade. In conducting foreign transactions, Covered Persons will honor applicable foreign and United States law, international agreements to which the United States has assented, and the voluntary policies of any international organizations to which the Company has subscribed. Covered Persons will refrain from cooperating with or entering into international boycotts based on racial or religious discrimination, and will adhere to United States policy restricting exports to countries with which the federal government has declared trade to be illegal.

D. Political Corruption. The Company shall abstain from improper corporate involvement in political activities. No contributions of Company funds or services shall be made to political candidates or organizations unless such contributions are legally permissible and in accordance with local custom and practice. Payments or gifts to United States or foreign government officials are prohibited.

E. Environmental, Health and Safety Standards. The Company and all Covered Persons shall observe the appropriate standards of practice in controlling wastes and emissions in the interest of preserving and protecting the environment and in providing a safe and healthful work place for all employees.

F. Insider Trading. In order to comply with its obligations under the federal securities laws, the Company has adopted insider trading rules as set forth in Exhibit 1.

IX.	PUBLIC FILINGS AND COMMUNICATIONS.

The Company’s chief executive officer and chief financial officer are ultimately responsible for promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company (“Reports”). However, to the extent requested to provide information to be included in, or to participate in the preparation of, Reports, Covered Persons, including the Company’s controller and principal accounting officer, are responsible for providing such information and in preparing such Reports in a manner that will help to ensure the full, fair, accurate, timely and understandable disclosure of such information in the Reports. Covered Persons are expected to report concerns regarding questionable accounting or auditing matters.

X.	REPORTING VIOLATIONS.

The Company is committed to supporting Covered Persons in meeting the ethical standards of conduct set forth in this Code and expects all Covered Persons to uphold these standards. Covered Persons are encouraged to talk to supervisors, managers or a member of the Law Department when in doubt about the best course of action in a particular situation. If a Covered Person becomes aware of anything that occurs which could in any way be construed as a fraudulent or illegal act or otherwise in violation of this Code, the Covered Person is responsible for reporting such occurrence by contacting the Law Department at the earliest possible time. If any such violation seems to involve the Law Department, the matter should be reported to the Chairman of the Audit Committee.

Covered Persons are expected to cooperate in internal investigations of actual or apparent violations of this Code. To the fullest extent possible, efforts will be made to keep confidential the identity of any Covered Person who reports a violation. It is also the Company’s policy to prohibit retaliation against Covered Persons who report actual or apparent violations of this Code in good faith. However, Covered Persons who have participated in the wrongdoing or knowingly or recklessly provided false information may be subject to corrective action, up to, and including, dismissal.

XI.	PENALTIES FOR VIOLATIONS.

Violations of this Code or failure to cooperate with an internal investigation of an actual or apparent violation of this Code may constitute grounds for corrective action, up to, and including, immediate dismissal.

XII.	COMPLIANCE REPORTING

In order to help ensure compliance with this Code, each of the following individuals will be required to complete and return a Conflict of Interest Questionnaire on an annual basis:

A.	Directors,

B.	All salaried employees of the Company and its subsidiaries, and

C.	Other Covered Persons with positions or responsibilities similar to those listed above who are designated by the Company’s compliance officer from time to time.

XIII.	WAIVER.

Any waiver of the provisions of this Code for directors or executive officers of the Company may be made only by the Board of Directors or the Audit Committee of the Board of Directors. Any other waiver of the provisions of this Code may be made by the Company’s chief executive officer, in consultation with the Company’s Law Department. Any waivers granted to directors or executive officers of the Company will be promptly disclosed to the Company’s shareholders.

Exhibit 1

Insider Trading Rules

In order to comply with its obligations under the Federal Securities Laws, the Company has adopted these insider trading rules. It is the Company’s policy to prohibit trading by the Company and its directors, officers and employees (each a “Covered Person”) while in possession of material non-public information.

1.	Prohibition Against Insider Trading or Disclosure

•	Inside information may not be used by the Company’s directors, officers, employees, or other agents or advisors (all of whom we refer to as covered persons), or passed on to others, for personal financial gain through engaging in securities transactions or otherwise.

2.	What is inside information?

•	Any material information obtained in the course of employment or in the course of a confidential relationship with the Company or from a Covered Person which is not known to the public is inside information. Material information is defined as any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. In short, any information which could reasonably affect the price of the security will be considered material. Inside information includes not only material, non-public information about the Company but also any other material, non-public information about any other company with which the Company has or contemplates a business relationship. (Examples include: suppliers, target companies for potential acquisition or merger, potential purchasers of the Company’s assets, and companies that may become joint venture partners.)

•	For purposes of altering deferral elections with respect to the Company stock fund of the KSOP, inside information that has been disclosed to all KSOP participants shall not be considered inside information.

3.	When is a covered person restricted from engaging in securities transactions?

•	As soon as a covered person acquires material non-public information about the Company, or any other company, the covered person must refrain from engaging in transactions in the securities of PDC, the Company or the other company, as the case may be. Prohibited transactions include buying or selling such securities and altering deferral elections with respect to the Company Stock Fund of the KSOP.

•

As soon a covered person knows that the Company has focused on another company to engage in potential acquisition, merger, joint venture, sale, etc., even if it is at the earliest stages of evaluation, the covered person must refrain from engaging in transactions in securities of PDC, the Company or the other company, or taking any other action on the basis of that information for personal financial gain.

•	The restricted period ends after the inside information has been publicly disclosed through media of wide circulation and the general public or KSOP participants have had time to act upon it.

4.	Pre-Clearance of All Trades by Directors and Employees

•	In addition to the policies set forth above, to provide assistance in preventing inadvertent violations and to avoid even the appearance of an improper transaction, all transactions in securities issued by Appleton Papers or its affiliates, (excluding changing deferral elections with respect to the Company Stock Fund of the KSOP), by directors or employees must be pre-cleared by the General Counsel and generally will not be permitted.

•	Changes to deferral elections to the Company Stock Fund of the KSOP) by executive officers and other Covered Persons designated by the Company’s General Counsel will be limited to the first deferral period following the public release of quarterly financial information.

APPLETON PAPERS INC.

Annual Employee Conflict of Interest Questionnaire

1.	Do you, or any member of your immediate family, own any interest (other than interests in any publicly traded company) in or work for any company (any business enterprise or any individual engaging in business transactions) which does business with API or one of its subsidiaries?

☐ Yes ☐ No

2.	Do you, or any member of your immediate family, own any interest (other than interests in any publicly traded company) in or work for any company which competes with API or one of its subsidiaries? ☐ Yes ☐ No

(If the answer to either Question 1 or 2 is Yes, please describe, on the back of this Questionnaire or on a separate sheet, details of the other company, your ownership interest in that company, any work you do for the other company, any payments or benefits you receive from the other company, the other company’s business dealings with API, and any role you play in API’s dealings with that company. In this explanation, please answer as if “you” includes members of your immediate family).

3.	Are you actively involved in a business other than API which requires your personal time and attention to ensure its success? ☐ Yes ☐ No

(If yes, please provide the information described above for Questions 1 and 2).

4.	Are you an officer or a member of the Board of Directors or other governing body of any business or organization (including trade associations and charitable organizations) other than API and its affiliates? ☐ Yes ☐ No

(If yes, please provide the name of the organization and your office).

5.	Please review the Appleton Papers Inc. Code of Business Conduct, a copy of which you received with this Questionnaire, and then please confirm that you have complied with the Code of Business Conduct.

☐ I have complied.

☐ I may have violated the Code (please describe the possible violation).

I hereby certify that I have answered this Questionnaire completely and accurately.

Name (Please Print)	Date

Signature	Position and Location